EXHIBIT 99.1

NEWS RELEASE

RANGE ANCHORS MARINER EAST PROJECT

AND ANNOUNCES NEW ETHANE SALES CONTRACT

FORT WORTH, TEXAS, SEPTEMBER 26, 2012….RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that one of its subsidiaries has signed a 15-year agreement with Sunoco Logistics Partners, L.P. (NYSE: SXL) to become the anchor shipper on the Mariner East Project subject to final approval by FERC. The Mariner East Project is a pipeline, processing and export project that will interconnect the natural gas liquids resources in southwest Pennsylvania to Sunoco’s existing infrastructure and international port at its Marcus Hook facility near Philadelphia.

Commenting, Jeff Ventura, Range’s President and CEO, said, “With the Mariner East Project, Range expects to have three significant options that together provide substantial flexibility for ethane and liquids transportation and marketing from our Marcellus operations. In addition, these projects are expected to enhance the economics of our core wet gas production and future resource potential value. The Mariner East Project will help drive our continued development of natural gas and associated liquids in southwest Pennsylvania, help provide the northeast United States with ample supplies of heating fuel, open the global natural gas liquids market for Appalachian producers and help to serve as a building block for the potential expansion of the region’s petrochemical industry. These efforts will require even more local workers, while effectively utilizing existing infrastructure. We are encouraged with the support that these projects have garnered throughout the community and with state and federal authorities.”

Commenting on the impact to Pennsylvania, Governor Tom Corbett said, “I have long held that the Marcellus Shale is an important resource that over time would benefit the entire Commonwealth. By literally linking Western Pennsylvania resources to markets in Eastern Pennsylvania and beyond, this project represents the first step in achieving that vision. It has the added benefits of creating jobs across Pennsylvania and breathing new life into the former Marcus Hook refinery site.”

United States Senator Pat Toomey said, “As an ardent supporter of this project, I’m pleased to see Pennsylvania take a leading role in securing our domestic energy future. Connecting Delaware County to Western Pennsylvania’s Marcellus Shale development will help support good-paying jobs in our Commonwealth. Today’s announcement is an important step in ensuring America’s energy independence and expanding its role as a global energy exporter.”

“This is another in a series of recent great developments for my own home area brought about by Pennsylvania’s initiatives and our proven ability to safely access domestic, abundant, clean-burning, affordable energy and chemical feedstock,” DEP Secretary Mike Krancer said. “This initiative will use already existing cross-state pipeline, which is environmentally efficient. As a Southeastern Pennsylvanian, I see this as another important step in literally linking the Delaware Valley to the central and western parts of the state, demonstrating how our own natural gas resources directly benefit all Pennsylvanians and all Americans and are creating jobs right here in our back yard.”

The Mariner East Project is subscribed to transport 65,000 barrels of ethane and propane from the MarkWest Energy Partners, L.P. (NYSE: MWE) processing facilities at Houston, Pennsylvania, located outside of Pittsburgh, to Sunoco’s Marcus Hook terminal and dock facilities near Philadelphia. Once transported to the Marcus Hook facilities, the ethane and propane will be fractionated into purity ethane and propane for delivery and sale to domestic and international customers. The Mariner East Project is expected to commence pipeline deliveries of propane in the second half of 2014. Ethane deliveries are forecasted to start in the first half of 2015 after additional ethane facilities are constructed at Marcus Hook. In the interim, MarkWest is transporting on behalf of Range a portion of its propane sourced from their Houston processing and fractionation complex to the Marcus Hook facilities by rail for sales to domestic and international customers.

As the anchor shipper under the agreements, Range would have firm transportation of 40,000 barrels per day (20,000 barrels of ethane and 20,000 barrels of propane). Under the agreements, Range would have access to a very significant pro rata share of the 1 million barrels of propane storage at the facility and could utilize its full capacity commitment for propane deliveries until the ethane facilities are in place. In addition to Marcus Hook’s truck and rail off-loading facilities, potential exists for Range to deliver propane to Mid-Atlantic customers should Sunoco decide to deliver propane through its northeast pipeline system and expand its existing terminal assets.

INEOS Ethane Sales Agreement –

Range also announced that its subsidiary has executed a 15-year ethane sales agreement with INEOS Europe AG for delivery at Sunoco’s Marcus Hook dock facilities. The agreement is effective upon FERC approval of the Mariner East project. INEOS is a global manufacturer of petrochemicals, specialty chemicals and oil products and currently plans to utilize its own ship fleet to take delivery of the ethane at the Marcus Hook dock facilities. Contracted sales volumes will start at 10,000 barrels per day in the first half of 2015 and increase over time to 20,000 barrels per day.

Other Ethane and Propane Sales Agreements –

Since July 2012, MarkWest has been transporting a portion of Range and other producers’ propane to Marcus Hook for export to international markets which are currently paying a price greater than recent Appalachian prices. During third quarter 2012, Range participated with Sunoco and MarkWest in the export of a combined total of 280,000 barrels of propane on two export ships. The current contract provides for propane sales to continue through the remainder of the year. Other short-term propane sale arrangements are expected in the interim using the Marcus Hook facilities until the Mariner East project is fully operational.

Range has previously signed two agreements to provide for the transportation or sale of ethane processed from its wet natural gas production in the Marcellus. Initially, Range entered into a purchase and sale agreement with NOVA Chemical Corp. for the sale and delivery of ethane at the tailgate of the MarkWest Houston processing complex via the Mariner West Project to NOVA’s Sarnia, Ontario petrochemical facilities. Range subsequently entered into a pipeline transportation agreement with Enterprise Products Partners L.P. (NYSE: EPD) covering a portion of the ethane pipeline capacity on its Appalachia to Texas (ATEX) project. Ethane volumes from this project are expected to be delivered and sold to petrochemical companies on the Gulf Coast at Enterprise’s Mont Belvieu storage caverns. Sales of ethane to NOVA are projected to begin mid-2013 and Enterprise estimates the ATEX project will be online by first quarter of 2014. Volumes to be sold to NOVA begin at 5,000 barrels per day and increase over time to 15,000 barrels per day. Planned ethane sales at Mont Belvieu will be transported via the ATEX project at an expected initial rate of 10,000 barrels per day, increasing over time to 20,000 barrels per day. Each agreement has a 15-year term from its respective in-service date.

Range’s three liquids transportation (Mariner East, Mariner West and ATEX) and sales agreements are expected to provide the Company substantial operational and marketing flexibility. Range expects these agreements will provide long-term assurance of meeting pipeline gas quality standards by removing ethane from the gas stream and allowing for potential increased development in the liquids-rich, stacked pay area of southwest Pennsylvania. With minimum ethane extraction to meet pipeline quality specifications, Range estimates that it has the potential to grow its Marcellus natural gas production, solely from the liquids-rich area in southwest Pennsylvania, to approximately 1.8 Bcf per day. With typical ethane extraction, the Company estimates that these contracts would require approximately 800 Mmcf per day inlet gross production by 2016. Currently, the inlet wet gas volume flowing into the processing plants is approximately 335 Mmcf per day. Range estimates the Company would be capable of producing approximately 24,000 barrels per day of ethane and 10,000 barrels per day of propane under normal recovery.

As part of these comprehensive transportation solutions, MarkWest is expanding its natural gas liquids infrastructure to include new de-ethanization capacity at its Houston, Majorsville, and Harrison complexes. By the end of 2014, MarkWest will be able to recover approximately 115,000 barrels per day of purity ethane from the Marcellus and will have total fractionation capacity of 275,000 barrels per day to accommodate the growth in wet gas production.

Having multiple transportation and marketing outlets, including international export, combined with additional ethane and propane storage will increase Range’s flexibility and will reduce future development risk. Additionally, removing 55,000 barrels per day of ethane from the Company’s gas stream frees up over 100 Mmcf per day of estimated pipeline take away capacity without any additional costs. If the full contractual volumes were being delivered using current prices with a portion of its propane being exported, Range estimates these projects would add $0.35 to $0.45 per mcf of incremental value in the liquids-rich area.

Range estimates its ethane resource potential under its existing 335,000 liquids-rich acres in southwest Pennsylvania is approximately 1 billion barrels. The contractual volumes of ethane covered under these three arrangements over the 15-year term total approximately 300 million barrels, thus comprising 30% of its currently estimated recoverable ethane resource potential.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in Appalachia and the southwest region of the United States. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at http://www.rangeresources.com/ and http://www.myrangeresources.com/.

Except for historical information, statements made in this release such as future premium prices, enhanced economics, expected future development, expected global markets, future expansion of regional industries, expected future employment, expected commencement dates, future contract arrangements, expected delivery points, expected future satisfaction of gas quality standards, expected future ethane recovery rates, expected future development risks, future expected incremental sales values and estimated resource potential are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. Range undertakes no obligation to publicly update or revise any forward-looking statements. Range undertakes no obligation to publicly update or revise any forward-looking statements.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data.

Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2012-19

SOURCE:	Range Resources Corporation

Main number: 817-870-2601

Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

David Amend, Investor Relations Manager

817-869-4266

Laith Sando, Senior Financial Analyst

817-869-4267

or

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

www.rangeresources.com

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